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                                                                     EXHIBIT 5.1

                                November 26, 1996


CALYPTE BIOMEDICAL CORPORATION
1440 Fourth Street
Berkeley, CA 94710

      RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 26, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of your Common Stock reserved for issuance under the 1995 Director Option Plan, 2,740,992 shares of your Common Stock reserved for issuance under the Incentive Stock Plan and of 300,000 shares of your Common Stock reserved for issuance under the 1995 Employee Stock Purchase Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken in connection with the issuance, sale, and payment of consideration for the shares to be issued under the Plans.

      It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the shares will be legally and validly issued, fully paid, and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name appearing in the Registration Statement and any amendments thereto.


                                       Very truly yours,


                                       WILSON, SONSINI, GOODRICH & ROSATI
                                       Professional Corporation



                                       By: /s/ John B. Goodrich
                                          _____________________________________
                                          John B. Goodrich